Exhibit 99.1

Wellesley Bancorp, Inc. Reports Results for the Quarter and Year Ended December 31, 2013

WELLESLEY, Mass.--(BUSINESS WIRE)--February 5, 2014--Wellesley Bancorp, Inc. (Nasdaq Capital Market: WEBK) (the “Company”), the holding company for Wellesley Bank (the “Bank”) reported net income of $434 thousand for the quarter ended December 31, 2013, compared to net income of $681 thousand for the same period in 2012. Earnings per share for the quarter ended December 31, 2013 were $0.19, basic and diluted, compared with $0.30 per share, basic and diluted, in the comparable 2012 quarter. For the year ended December 31, 2013, earnings per share were $0.97, basic and diluted. The Bank completed its mutual-to-stock conversion (the “Conversion”) and the Company’s public offering on January 25, 2012. Accordingly, the 2012 full year results are not presented on a per share basis as shares were not outstanding for the entire period. For the year ended December 31, 2013, the Company reported net income of $2.2 million, compared to net income of $1.1 million in 2012. The 2012 results reflect a one-time $1.8 million pre-tax contribution ($1.1 million after-tax) to the Wellesley Bank Charitable Foundation (“Foundation”) formed in connection with the Conversion.

Net Income

With respect to the quarter ended December 31, 2013, net income decreased $247 thousand, or 36.3%, compared to the quarter ended December 31, 2012, as expenses associated with our new branch and an extensive re-branding campaign negatively impacted our fourth quarter results. Net interest income increased 20.7% to $3.7 million for the quarter ended December 31, 2013 from $3.1 million in the comparable 2012 period. The increase was largely due to higher levels of interest income from growth in our loan portfolio, partially offset by higher interest expense as we grew deposits and increased our balances of Federal Home Loan Bank (FHLB) advances in order to fund loan growth and to help manage our liquidity and interest rate risk positions. Deposit and borrowing expense increased slightly as lower interest rates paid were offset by higher funding levels. The net interest margin was 3.47% for the 2013 quarter, compared to 3.50% for the 2012 quarter, as funding costs declined more slowly than earning asset yields in the period.

For the quarter ended December 31, 2013, noninterest income, at $252 thousand, was below the prior year results as income from mortgage banking activities decreased $135 thousand and gains on sales of securities decreased $47 thousand, while wealth management fees increased $31 thousand, compared to 2012. Noninterest expense increased $874 thousand to $3.2 million, compared to $2.3 million for the comparable 2012 period. Salaries and employee benefits were $1.9 million for the quarter ended December 31, 2013, compared to $1.4 million recorded for the 2012 period, due to additional branch staff for our new Boston office, as well as staffing additions in support of growth in lending and other operational areas. Occupancy and equipment expense increased $111 thousand to $441 thousand for the quarter ended December 31, 2013, compared to $330 thousand in 2012. This increase primarily resulted from rent increases and costs associated with the November 2013 opening of our Boston office. Increases in other general and administrative expenses were due, in part, to costs associated with our re-branding campaign during the 2013 quarter.

For the year ended December 31, 2013, the increase in net income as compared to the year ended December 31, 2012, totaled $1.1 million, as the 2012 results reflect the one-time $1.1 million after-tax contribution to the Foundation. Pre-tax earnings were $3.6 million for the year ended December 31, 2013, compared to $3.4 million of pre-tax income, exclusive of the Foundation contribution, for the year ended December 31, 2012. The provision for loan losses declined to $500,000 for the year ended December 31, 2013, as compared to $550,000 in the comparable 2012 period, as regional economic conditions have been favorable for lending activities in our marketplace, and impaired and internally classified loans have been effectively managed during the 2013 period, leading to a reduction in related specific reserves.

Net interest income increased 20.2% to $13.9 million for the year ended December 31, 2013 from $11.5 million in the comparable 2012 period. The increase was largely due to higher levels of loan income, reflecting growth in key components of our loan portfolios. Interest expense has increased as funding levels grew to support bank growth while our cost of funds declined slightly as we continue to seek cost-effective funding sources, including the use of shorter-term FHLB advances to replace higher cost deposits. The net interest margin was 3.54% for the year ended December 31, 2013, compared to 3.63% for the comparable 2012 period as earning asset yields declined 19 basis points compared to the prior year, and funding costs declined 10 basis points.

For the year ended December 31, 2013, noninterest income increased $19 thousand to $949 thousand, compared to $930 thousand for the comparable 2012 period, as wealth management fees increased $160 thousand, or 69.3%, while income from mortgage banking activities decreased $111 thousand. Noninterest expense increased $2.2 million to $10.7 million for year ended December 31, 2013, as compared to $8.5 million, exclusive of the contribution to the Foundation, for the 2012 period. Salaries and employee benefits were $6.4 million for the year ended December 31, 2013, as compared to $4.9 million in 2012, due principally to additional branch and support personnel related to expansion of our lending activities, our new branch office locations, stock compensation expense and overall bank growth. For the year ended December 31, 2013, occupancy and equipment expense increased $211 thousand to $1.5 million compared to $1.3 million in 2012. These increases primarily resulted from rent increases and costs associated with our new branch and expanded office space. Other general and administrative costs increased, in part, due to costs associated with our re-branding effort and expanded marketing activities, as compared to the prior year.

Balance Sheet Growth

Total assets were $458.5 million at December 31, 2013, representing an increase of $82.5 million compared to December 31, 2012. The increase was primarily related to loan growth throughout the year, supported in part, by an increase in our FHLB advances, as well as by growth in deposits.

Net loans totaled $383.7 million at December 31, 2013, an increase of $89.6 million, as compared to December 31, 2012. Residential mortgage loans increased $51.2 million to $181.7 million at December 31, 2013, primarily due to growth in our adjustable-rate mortgage portfolio, as we have expanded our lending into a greater number of communities within eastern Massachusetts. Construction loans increased $31.9 million as loans to individual homeowners for construction of principal residences represented $14.4 million of the increase, and loans to builders increased $17.5 million. Construction loans totaled $80.1 million at December 31, 2013, as compared to $48.2 million at December 31, 2012, with loans to individual homeowners representing $22.8 million of the total at year end 2013.

Deposits increased $59.5 million to $357.5 million at December 31, 2013. The increase was partly attributable to an increase in demand deposits of $5.8 million, an increase of $5.4 million in MMDA account balances and an increase in savings account balances of $24.9 million. Term certificates of deposit have increased $23.2 million to $159.5 million, as compared to the prior year end. Longer-term FHLB advances increased $12.0 million to $43.5 million as we partially funded loan growth by extending the maturities of these advances in a low rate environment. Short-term borrowings, which consist entirely of advances from the FHLB, totaled $9.0 million at December 31, 2013 as we have utilized these funds to help manage short-term liquidity related to funding our loan pipeline and construction loan advances.

Stockholders’ equity increased $1.8 million to $46.8 million, representing 10.2% of total assets as of December 31, 2013, primarily due to growth in earnings and the impact of stock compensation plans, offset by the purchase and retirement of treasury stock and a decline in accumulated other comprehensive income during the year. At December 31, 2012, the Company’s ratio of stockholder’s equity to total assets was 12.0%.

Thomas J. Fontaine, President and Chief Executive Officer, said, “We are very pleased with the progress we have made this year. Balance sheet growth, most notably in the form of residential loans and construction loans, has exceeded our expectations as our lenders continue to excel in their production efforts. Our investments in physical space and human resources, and our corporate-wide re-branding effort, while temporarily reducing our bottom line results, are expected to be the foundation for continued success of the organization. Finally, the addition of a new branch office in Wellesley Lower Falls in 2012, and our most recent branch office in Boston are significant accomplishments for our organization, and will provide an opportunity for us to reach exciting new markets, and to continue to deliver premier banking and wealth management service to our clients.”

About Wellesley Bancorp

The Company is the holding company for Wellesley Bank, a community-oriented financial institution which provides comprehensive premier banking and wealth management service to successful people, families, businesses and nonprofit organizations. The Company’s team of highly experienced and knowledgeable bankers and investment professionals provides exceptional personalized services and trusted advice to its clients. Wellesley Bank was established in 1911 as a Massachusetts chartered cooperative bank.

Forward Looking Statements

This press release contains certain forward-looking statements about the Company and the Bank. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

The Company’s summary income statements and other data follow:

Wellesley Bancorp, Inc. and Subsidiaries
Consolidated Statements of Net Income
(Dollars in thousands)
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2013	2012	2013	2012
Interest and dividend income:
Interest and fees on loans and loans held for sale	$4,302	$3,531	$15,902	$13,085
Other interest and dividend income	186	233	758	1,035
Total interest and dividend income	4,488	3,764	16,660	14,120
Interest expense	754	671	2,785	2,578
Net interest income	3,734	3,093	13,875	11,542
Provision for loan losses	150	150	500	550
Net interest income, after provision for loan losses	3,584	2,943	13,375	10,992

Total noninterest income	252	402	949	930

Noninterest expenses:
Salaries and employee benefits	1,852	1,355	6,357	4,927
Occupancy and equipment	441	330	1,491	1,280
Contributions	--	1	2	1,802
Other general and administrative	859	592	2,849	2,290
Total noninterest expenses	3,152	2,278	10,699	10,299

Income before income taxes	684	1,067	3,625	1,623
Provision for income taxes	250	386	1,405	524

Net income	$434	$681	$2,220	$1,099

Other Data:
Return on average assets (1)	0.39%	0.75%	0.55%	0.33%
Return on average equity (1)	3.90%	6.07%	5.09%	2.61%
Net interest margin (1)	3.47%	3.50%	3.54%	3.63%
Earnings per common share (basic and diluted) (2)	$0.19	$0.30	$0.97	N/A
Weighted average shares outstanding (basic and diluted) (2)	2,289,247	2,307,220	2,288,245	N/A
Stockholders’ equity to total assets at end of period	10.21%	11.96%	10.21%	11.96%
Book value per common share at end of period	$19.06	$18.13	$19.06	$18.13

(1) Annualized
(2) Not Applicable (N/A)

The Company’s summary balance sheets follow:

Wellesley Bancorp, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31, 2013	December 31, 2012
Assets
Cash and cash equivalents	$19,067	$18,218

Certificates of deposit	100	600
Securities available for sale, at fair value	36,672	39,256
Federal Home Loan Bank of Boston stock, at cost	3,176	2,005
Loans held for sale	825	9,130

Loans	387,931	279,935
Less allowance for loan losses	(4,213)	(3,844)
Loans, net	383,718	294,091

Bank-owned life insurance	6,607	6,385
Premises and equipment, net	3,805	2,044
Other assets	4,550	4,319

Total assets	$458,520	$376,048

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	$44,864	$39,044
Interest-bearing	312,654	259,015
	357,518	298,059

Short-term borrowings	9,000	---
Long-term debt	43,500	31,500
Accrued expenses and other liabilities	1,713	1,518
Total liabilities	411,731	331,077

Stockholders’ equity	46,789	44,971

Total liabilities and stockholders’ equity	$458,520	$376,048

CONTACT:
Wellesley Bancorp, Inc.
Thomas J. Fontaine, 781-235-2550
President and Chief Executive Officer